Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue, net	$435,214	$411,139	$1,268,591	$1,195,262
Service agreement revenue	7,278	7,267	21,781	21,756
Total operating revenue	442,492	418,406	1,290,372	1,217,018

Operating expenses
Commissions	248,677	232,455	720,538	676,963
Salaries and employee benefits	60,499	53,265	181,013	161,579
All other operating expenses	52,480	50,431	158,407	142,797
Total operating expenses	361,656	336,151	1,059,958	981,339
Operating income	80,836	82,255	230,414	235,679

Investment income
Net investment income	5,970	5,331	18,184	14,884
Net realized investment gains	899	718	1,539	29
Net impairment losses recognized in earnings	0	0	(182)	(345)
Equity in earnings (losses) of limited partnerships	1,537	(1,723)	1,899	(279)
Total investment income	8,406	4,326	21,440	14,289
Interest expense, net	377	—	800	—
Income before income taxes	88,865	86,581	251,054	249,968
Income tax expense	30,322	29,205	86,108	85,388
Net income	$58,543	$57,376	$164,946	$164,580

Earnings Per Share
Net income per share
Class A common stock – basic	$1.26	$1.23	$3.54	$3.53
Class A common stock – diluted	$1.12	$1.09	$3.15	$3.14
Class B common stock – basic	$189	$185	$531	$530
Class B common stock – diluted	$189	$185	$531	$529

Weighted average shares outstanding – Basic
Class A common stock	46,188,949	46,188,980	46,186,109	46,188,971
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,316,876	52,411,303	52,342,450	52,442,697
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.7825	$0.7300	$2.3475	$2.1900
Class B common stock	$117.375	$109.500	$352.125	$328.500

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,628	$189,072
Available-for-sale securities	65,318	56,138
Receivables from Erie Insurance Exchange and affiliates	428,500	378,540
Prepaid expenses and other current assets	35,797	30,169
Federal income taxes recoverable	0	5,260
Accrued investment income	6,435	6,337
Total current assets	720,678	665,516

Available-for-sale securities	683,948	657,153
Limited partnership investments	49,451	58,159
Fixed assets, net	75,370	69,142
Deferred income taxes, net	47,558	53,889
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Other assets	29,424	20,096
Total assets	$1,631,429	$1,548,955

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$236,056	$210,559
Agent bonuses	93,448	114,772
Accounts payable and accrued liabilities	99,331	88,153
Dividends payable	36,441	36,441
Deferred executive compensation	12,794	19,675
Federal income taxes payable	5,331	0
Total current liabilities	483,401	469,600

Defined benefit pension plans	208,528	221,827
Employee benefit obligations	330	756
Deferred executive compensation	12,777	13,233
Long-term borrowings	49,734	24,766
Other long-term liabilities	1,509	1,863
Total liabilities	756,279	732,045

Shareholders’ equity	875,150	816,910
Total liabilities and shareholders’ equity	$1,631,429	$1,548,955

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